CONFIRMING STATEMENT

This  Statement confirms that the undersigned, Donald C. Robinson,  has authorized and designated J. Scott Melton to execute and file  on the  undersigned's behalf all Forms 3, 4, and  5  (including  any amendments thereto) that the undersigned may be required to  file with  the U.S. Securities and Exchange Commission as a result  of the  undersigned's ownership of or transactions in securities  of Denny's Corporation.  The authority of J. Scott Melton under this Statement  shall  continue  until the undersigned  is  no  longer required  to  file  Forms  3,  4,  and  5  with  regard  to the undersigned's  ownership  of  or transactions  in  securities  of Denny's  Corporation,  unless earlier revoked  in  writing. The undersigned acknowledges that J. Scott Melton is not assuming any of  the undersigned's responsibilities to comply with Section  16 of the Securities Exchange Act of 1934.

/s/ Donald C. Robinson

Donald C. Robinson

Dated: 05/21/08